December 23, 2008

Re:	Amendments to Performance Share Agreements

Dear	:

As you know, Joy Global Inc. (the “Company”) granted to you awards of Performance Shares on each of the following dates: November 18, 2002; January 21, 2004;

November 15, 2004; November 13, 2006; and December 3, 2007 (collectively, the “Performance Shares”). The agreements evidencing each award of Performance Shares (the “Performance Share Agreements”) are hereby amended, as described below, to conform the Agreements to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make clear that payment under each Performance Share Agreement is delayed to the extent necessary to ensure that the Company may deduct payment of Performance Shares under Section 162(m) of the Code.

Each Performance Share Agreement is hereby amended, effective as of the date of such agreement, by adding the following Section 25:

25. Mandatory Deferral of Distribution When Section 162(m) Limits Apply. In accordance with Section 1.409A-2(b)(7)(i) of the Treasury Regulations, and notwithstanding any other provision in this Agreement, distribution of shares or cash in respect of the Performance Shares may be delayed, as described below:

(a)

The distribution of shares or cash in respect of the Performance Shares scheduled to be distributed on a specified distribution date (the “Original Distribution Date”) pursuant to Paragraph 4 shall be deferred automatically if, but only if, both of the following are true as to the Employee:

(1)	the Employee is a “covered employee” for purposes of Section 162(m) of the Code for the Company’s taxable year that includes such Original Distribution Date (the “ODD Taxable Year”); and

(2)

the Employee’s total “compensation” (excluding compensation treated as performance-based under Section 162(m)) that the Company and its subsidiaries could otherwise deduct, including the compensation value of the Performance Shares Earned scheduled to be distributed within such taxable year, is expected to exceed $1,000,000 for such ODD Taxable Year.

(b)	In the event that a mandatory deferral applies under the terms of Paragraph 25(a), the following provisions shall apply to such deferral:

(1)

The cash or number of shares of Common Stock that will be distributed to the Employee on the applicable Original Settlement Date will be only such amount or number as would not cause the Employee’s “compensation” for Section 162(m) purposes (excluding compensation treated as performance-based) to exceed $1,000,000 for the applicable ODD Taxable Year (which shall be zero shares of Common Stock if such compensation is otherwise over $1,000,000 without taking into account the Performance Shares Earned scheduled to be distributed on such Original Distribution Date);

(2)

Any Performance Shares Earned deferred under this Paragraph 25 and not distributed on the applicable Original Distribution Date will be credited to the Employee in the form of fully vested deferred stock units (the “Deferred Stock Units”);

(3)

For any Deferred Stock Units credited to the Employee, on each dividend payment date with respect to any dividend paid or other distribution made to holders of shares of Common Stock, the Employee will be credited with additional Deferred Stock Units (rounded to the nearest whole unit) having a Fair Market Value (as defined in the Plan) equal to the amount of the dividend (or, in the case of a non-cash distribution, the fair market value of the property distributed) that would have been payable to the Employee on such dividend payment date if such Deferred Stock Units had been treated as outstanding shares of Common Stock on the applicable record date; and

(4)

All Deferred Stock Units credited to the Employee under this Paragraph 25 will be paid (in Common Stock or in cash based on the Fair Market Value of the Common Stock as of the date immediately prior to the date of payment, at the election of the Committee) upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company’s deduction of the payment of such Deferred Stock Units will not be limited or eliminated by the application of Section 162(m) of the Code and (ii) if the Employee experiences a “separation from service” with the Company (as provided for under Section 409A of the Code and the regulations thereunder), as soon as practicable following such separation from service in the calendar year of such separation from service (or, if later, no later than 2-1/2 months following the separation from service); provided that, with respect to subclause (ii), in the event that the Employee is considered a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder) at the time of his “separation from service,” such payment will take place on the date that is six months and one day after the Employee’s “separation from service” if such delay is required in order to comply with Section 409A of the Code and the regulations thereunder.

(c)

The Company’s determination that the Employee meets the requirements for a mandatory deferral under this Paragraph 25, and its determination of the number of shares that may be distributed to the Employee under Paragraph 25(b)(1) above, shall be conclusive and binding on the Employee in the absence of bad faith or manifest error.

Please confirm your agreement to these amendments to the Performance Share Agreements by signing this letter below and returning this letter to me as soon as possible.

Very truly yours

John D. Major

Executive Vice President,

General Counsel and Secretary

Signed: ____________________________

Date: _______________, 2008